Exhibit 99.1

For Immediate Release	Contact: Investor Relations at Janel World Trade (404) 261-1196 IR_Janelgroup.net

Janel World Trade Ltd. REPORTS Fiscal FIRST QUARTER 2012 RESULTS

COMPANY CONTINUES INVESTMENT IN HIGHER MARGIN VERTICALLY INTEGRATED FOOD DIVISION

JAMAICA, NY – February 14, 2012 -- Janel World Trade, Ltd. (OTC BB:  JLWT), a full-service global provider of integrated transportation logistics and vertically integrated supply chain services in the food industry, announced today the financial results for its three months ending December 31, 2011.

First Quarter 2012 Results

For the three months ending December 31, 2011, Janel reported revenue of $23,585,132 a decrease of $2,848,862 or down 10.8% compared to the three months ended December 31, 2010.

For the three months ending December 31, 2011, the Company reported a net loss of $(246,912) or $(0.01) per fully diluted share, compared to the prior year reported net income of $8,570, or $0.00 per fully diluted share.

Review and Outlook

 “The results were disappointing for the quarter ended December 31, 2011” said James N. Jannello, Executive Vice President and Chief Executive Officer. We experienced weaker than expected freight volumes from our top customers within our transportation logistics segment when compared to the prior year and within our food industry segment (which began in April 2011) we incurred a $226,221 operating loss primarily the result of the payment and charge against revenue of $190,900 of slotting fees for the positioning of retail store shelf space in order to place product on the shelves of two major supermarket chains.

Jannello continued, “Looking ahead, we expect improvement in our financial results for fiscal 2012 within our transportation logistics business segment as the economy improves and we plan to continue the expansion of our new operating division focused on vertical supply chain services. During fiscal 2011 we invested $400,000 in our New Jersey operation and constructed a 15,000 square foot walk/drive-in freezer for our traditional freight forwarding and logistics business. The construction was completed at the end of January 2012 and we expect this new warehouse revenue, with higher gross profit margins, to kick in during the March 2012 quarter”.

Jannello concluded, “We are focused on significantly improving the results of our core logistics business and moving ahead with the expansion of our new operating division catering to the food industry. We will not be satisfied until we return our core business to profitability and realize the attractive gross profit margins that we expect from our food distribution network.”

To be included in Janel’s database for Corporate Press Releases and industry updates, investors are invited to send their e-mail address to: IRInfo@janelgroup.net.

About Janel World Trade, Ltd.

Janel World Trade, Ltd. is a global provider of integrated logistics; including domestic and international freight forwarding via multi-modal carriers, leading-edge, end-to-end, supply-chain technology, customs brokerage, warehousing and distribution, and other transportation-related services; and a provider of vertically integrated supply chain services in the food industry. With offices throughout the U.S. (New York, Chicago, Los Angeles, and Atlanta) and a network of independent international agents in approximately 52 countries, the Company provides the comprehensive logistics services and technology necessary to handle its customers' shipping needs throughout the world. Cargo can be transported via air, sea or land, and Janel's national network of locations can manage the shipment and/or receipt of cargo into or out of any location in the United States. Janel is registered as an Ocean Transportation Intermediary and licensed as a FMC Licensed Freight Forwarder by the Federal Maritime Commission.

Janel World Trade, Ltd.'s headquarters is located in Jamaica, New York, adjacent to the JFK International Airport, and its common stock is listed on the OTC Bulletin Board under the symbol "JLWT". Additional information on the Company is available on its website at http://www.janelgroup.net

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "intend," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry, the size and resources of many competitors, the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission, including its most recent Form 8-K, Form 10-Q and Form 10-K filings. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Investor Relations

Janel World Trade

(404) 261-1196

IR_Janelgroup.net

JANEL WORLD TRADE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED December 31,
	2011	2010
	(unaudited)	(unaudited)

REVENUES	$23,585,132	$26,433,994
COST AND EXPENSES:
Cost of sales	21,245,534	23,834,037
Selling, general and administrative	2,636,146	2,425,544
Depreciation and amortization	79,931	79,142
TOTAL COSTS AND EXPENSES	23,961,611	26,338,723

(LOSS) INCOME FROM OPERATIONS	(376,479)	95,271
OTHER ITEMS:
Interest and dividend income	1,200	1,253
Interest expense	(39,633)	(47,043)
TOTAL OTHER ITEMS	(38,433)	(45,790)

(LOSS) INCOME BEFORE INCOME TAXES	(414,912)	49,481
Income taxes (credits)	(168,000)	27,359
NET (LOSS) INCOME FROM CONTINUING
OPERATIONS	$(246,912)	$22,122
Loss from discontinued operations, net of tax	—	(13,552)
NET (LOSS) INCOME	$(246,912)	$8,570
OTHER COMPREHENSIVE INCOME NET OF TAX:
Unrealized gain (loss) from available for sale securities	$4,078	$5,561
TOTAL COMPREHENSIVE (LOSS) INCOME	$(242,834)	$14,131
Basic earnings (loss) per share:
Continuing operations	$(0.01)	$—
Discontinued operations	$—	$—
Total	$(0.01)	$—
Diluted earnings (loss) per share:
Continuing operations	$(0.01)	$—
Discontinued operations	$—	$—
Total	$(0.01)	$—

Basic weighted average number of shares outstanding	21,626,214	20,559,946
Fully diuted weighted average number of shares outstanding	23,261,464	22,993,592

See notes to these consolidated financial statements included in the Company's Form 10-Q

JANEL WORLD TRADE LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2011	September 30, 2011
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$491,022	$504,829
Accounts receivable, net of allowance for doubtful accounts of $297,418 and $289,547, respectively	6,143,811	5,886,255
Inventories	705,710	415,934
Marketable securities	56,699	52,352
Loans receivable - officers	92,817	92,817
Prepaid expenses and sundry current assets	94,353	279,835
Tax refund receivable	148,000	148,000
TOTAL CURRENT ASSETS	7,732,412	7,380,022

PROPERTY AND EQUIPMENT, NET	483,719	459,850

OTHER ASSETS:
Intangible assets, net	3,200,886	3,271,649
Security deposits	168,799	97,299
Deferred income taxes	1,307,003	1,184,003
TOTAL OTHER ASSETS	4,676,688	4,552,951

TOTAL ASSETS	$12,892,819	$12,392,823
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Note payable - bank	$1,301,335	$951,335
Note payable - other	100,000	100,000
Accounts payable - trade	5,089,787	4,858,344
Accrued expenses and taxes payable	452,997	419,649
Current portion of long-term debt - bank	73,618	86,360
Current portion of long-term debt - related party	262,984	249,618
TOTAL CURRENT LIABILITIES	7,280,721	6,665,306

LONG-TERM DEBT - BANK	279,790	298,625
LONG-TERM DEBT - RELATED PARTY	826,666	826,666
DEFERRED COMPENSATION	78,568	78,568
TOTAL OTHER LIABILITIES	1,185,024	1,203,859

STOCKHOLDERS' EQUITY	4,427,074	4,523,658
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,892,819	$12,392,823

See notes to these consolidated financial statements included in the Company's Form 10-Q